CNL Strategic Capital, LLC S-1

Exhibit 10.6

Amended and Restated Expense Support and Conditional Reimbursement Agreement

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is dated February 7, 2018 by and among CNL Strategic Capital, LLC (the “Company”), CNL Strategic Capital Management, LLC (the “Manager”) and Levine Leichtman Strategic Capital, LLC (the “Sub-Manager,” and together with the Manager, the “Managers”).

WHEREAS, the Company and the Manager have entered into that certain Amended and Restated Management Agreement, dated as of February 7, 2018 (as it may be amended from time to time, the “Management Agreement”);

WHEREAS, the Manager and the Sub-Manager have entered into that certain Amended and Restated Sub-Management Agreement, dated of even date with the Management Agreement (as may be amended from time to time, the “Sub-Management Agreement”);

WHEREAS, the Company monitors its Available Operating Funds (as defined below), and has incurred, and continues to incur, Operating Expenses (as defined below); and

WHEREAS, the Company and the Managers have determined that it is appropriate and in the best interests of the Company to conditionally waive Operating Expenses until the Company has achieved economies of scale sufficient to ensure that the Company is able to bear a reasonable level of expenses relative to the value of the assets it has acquired.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.     Definitions. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Management Agreement. As used herein, the following capitalized terms shall have the following meanings:

Applicable Calendar Month – shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

Available Operating Funds – shall mean net operating income, as determined under U.S. generally accepted accounting principles, including realized capital gains and realized capital losses, but excluding Conditional Waiver Amounts, Expense Support Amounts, interest costs, financing fees and financing costs, any non-cash income items or expenses (such as paid-in-kind interest, original issue discount, debt issuance costs, etc.), and any ongoing shareholder servicing and distribution fees.

Average Gross Assets – shall have the meaning ascribed to such term in Section 3(a) of the Management Agreement and shall be calculated consistently with such definition.

Board – shall mean the body or sole Member that has the complete and exclusive discretion to manage the business and affairs of the Company pursuant to Article V of the Operating Agreement.

Business Day – shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Commencement Date – shall mean the date on which the Company commences investment operations.

Conditional Reimbursement – shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

Conditional Waiver Amount – shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

Distribution – shall have the meaning ascribed to such term in Exhibit A.

Distribution Reinvestment Plan – shall mean that certain dividend reinvestment plan as disclosed in the Company’s S-1 Registration Statement filed with the Securities and Exchange Commission.

Effective Distributions Per Share – shall mean the dollar amount of regular cash Distributions per share excluding declared Special Dividends and Distributions, if any.

Equity Shares – shall mean the outstanding Membership Interests in any of the Company’s Equity Share Classes.

Equity Share Class – shall mean any of the Class A Shares, Class I Shares, Class T Shares, Class D Shares, Class FA Shares as defined in Section 7.1 of the Operating Agreement, or any other class of common shares that the Board may authorize from time to time pursuant to the Operating Agreement.

Excess Operating Funds – shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

Expense Support Amount – shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

Fees – shall mean the amounts paid by the Company to the Manager or Sub-Manager, as applicable, pursuant to Section 3 of the Management Agreement and Section 3 of the Sub-Management Agreement.

Initial Term – shall have the meaning ascribed to such term in Section 9(a) of the Management Agreement.

Member – shall have the meaning ascribed to such term in Section 2.2 of the Operating Agreement.

Membership Interest – shall have the meaning ascribed to such term in Section 2.2 of the Operating Agreement.

Notice – shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

Operating Agreement – shall mean the Second Amended and Restated Limited Liability Company Operating Agreement, dated as of December 18, 2017, as the same may be amended from time to time, by and among the Company and the Manager.

Operating Expenses – shall mean all of the Company’s operating costs and expenses incurred, as determined in accordance with U.S. generally accepted accounting principles.

Operating Expense Ratio – shall have the meaning ascribed to such term in Section 3.2(b) of this Agreement.

Organization and Offering Expenses –shall have the meaning ascribed to such term in Section 2(a)(i) of the Management Agreement.

Other Operating Expenses – shall mean Operating Expenses incurred by the Company, excluding Base Management Fees, Total Return Incentive Fees, interest costs, financing fees and financing costs, any ongoing shareholder servicing and distribution fees, any Organizational and Offering expenses, Expense Support Amounts, and brokerage commissions, as determined under U.S. generally accepted accounting principles.

Reimbursable Expenses – shall mean the sum of “Reimbursable Expenses” as defined Section 5(b) of the Sub-Management Agreement, plus reimbursements payable to the Manager under Section 2 of the Management Agreement, less Organization and Offering Expenses.

Renewal Term – shall have the meaning ascribed to such term in Section 9(a) of the Management Agreement.

Shareholders – shall mean the registered holders of the Company’s Equity Shares.

Special Dividends and Distributions – shall mean any distributions declared by the Board other than monthly distributions declared in the ordinary course of business.

Unreimbursed Expense Support Amounts – shall mean the amount of Expense Support Amounts that have been reduced by the Manager and/or Sub-Manager, as applicable, for the benefit of the Company, and for which the Company has not made Conditional Reimbursements to the Manager and/or Sub-Manager, as applicable.

2.     Expense Support.

2.1   Annual Obligation. Beginning on the Commencement Date and continuing until the Agreement is terminated as provided in Section 4, the Manager and the Sub-Manager shall provide expense support to the Company through reducing the payment of Fees and reimbursements of Reimbursable Expenses in an amount that is equal to the annual (calendar year) excess of (a) the Distributions declared and payable to Shareholders over (b) Available Operating Funds (the “Expense Support Amount”), provided, however, that for the calendar year ending December 31, 2017, the Expense Support Amount may be equal to any negative Available Operating Funds. The Expense Support Amount shall be borne equally (50%/50%) by the Manager and the Sub-Manager, and shall be calculated as of the last Business Day of the calendar year.

2.2    Monthly Conditional Waiver. Beginning on the Commencement Date and continuing until the Agreement is terminated as provided in Section 4, within fifteen (15) Business Days from the last Business Day of each full calendar month (and not any partial months) (each, an “Applicable Calendar Month”), the Company shall deliver to the Managers a notice (the “Notice”) specifying, on a per Equity Share Class basis for each Equity Share Class, the Conditional Waiver Amount for such Applicable Calendar Month. Unless the Manager or Sub-Manager, as applicable, within five (5) Business Days from receipt of the Notice, objects to the Conditional Waiver Amount included in such Notice, the Manager and Sub-Manager shall equally (50%/50%) conditionally reduce the payment of Fees and reimbursements of Reimbursable Expenses in an amount equal to the Conditional Waiver Amount; provided, however, that the Manager and Sub-Manager shall not reduce Fees and reimbursements of Reimbursable Expenses to the extent that such reductions are estimated to cause the annualized (based on a 365-day year) aggregate amount of Conditional Waiver Amounts to exceed the Expense Support Amount. For purposes of this Agreement, the “Conditional Waiver Amount” shall mean the aggregate estimated amount of per Equity Share Class expense support required by the Company for the Applicable Calendar Month, but in no event will exceed the excess of (a) the sum of the Distributions declared and payable to Shareholders of each Equity Share Class over (b) the sum of the Available Operating Funds attributable each Equity Share Class for such Applicable Calendar Month. An example of how such Conditional Waiver Amount is calculated is attached hereto as Exhibit B.

3.     Conditional Reimbursement.

3.1    Payment Obligation. If, on the last Business Day of the calendar year, annual (calendar year) year-to-date Available Operating Funds exceeds the sum of the annual (calendar year) year-to-date Distributions paid per Equity Share Class (the amount of such excess being hereafter referred to as “Excess Operating Funds”), subject to the conditions and limitations set forth in Section 3.2 below, the Company shall use such Excess Operating Funds to pay to the Managers all or a portion of the outstanding Unreimbursed Expense Support Amounts. Any payments required to be made by the Company pursuant to this Section 3.1 shall be referred to herein as “Conditional Reimbursements.” Any Conditional Reimbursements shall be applied to the earlier Expense Support Amount provided by the Company; provided, however, that Conditional Reimbursements shall be applied first, to Unreimbursed Expense Support Amounts attributable to Reimbursable Expenses of the Manager and the Sub-Manager equally (50%/50%), and next to Unreimbursed Expense Support Amounts attributable to Fees of the Manager and the Sub-Manager equally (50%/50%). The Company will make any Conditional Reimbursements to the Manager and the Sub-Manager equally in any combination of cash or other immediately available funds as promptly as possible after the last Business Day of the calendar year, but in any event no later than 90 calendar days after the last day of such calendar year.

3.2    Conditions. The Company’s obligation to make Conditional Reimbursements is subject to the following conditions and limitations:

(a)        The Company is required to make Conditional Reimbursements attributable to an Equity Share Class only to the extent that such Conditional Reimbursements do not cause such Equity Share Class’s Other Operating Expenses (on an annualized basis (based on a 365-day year) and net of any Conditional Waiver Amounts reduced by the Managers for the benefit of the Company during the calendar year) to exceed 1.75% of Average Gross Assets attributable to such Equity Shares (on an annualized basis (based on a 365-day year)) after taking the Expense Support Amount attributable to such Equity Shares into account.

(b)        Notwithstanding anything to the contrary in this Agreement, no Conditional Reimbursements attributable to an Equity Share Class shall be made if the Operating Expense Ratio attributable to such Equity Share Class at the time of such Reimbursement Payment is less than or equal to the Operating Expense Ratio attributable to such Equity Share Class at the time the Expense Support Amount was reduced by the Managers, and to which such Conditional Reimbursement relates. The “Operating Expense Ratio” is calculated by dividing the Operating Expenses, less Organizational and Offering Expenses, Base Management and Total Return Incentive Fees owed to Managers, and interest expense, by gross assets.

(c)        Notwithstanding anything to the contrary in this Agreement, no Conditional Reimbursements of the Expense Support Amount allocable to an Equity Share Class shall be made with respect to such Equity Share Class if: the Effective Distributions Per Share declared by the Company allocable to such Equity Share Class at the time of such Conditional Reimbursements is less than the Effective Distributions Per Share allocable to such Equity Share Class at the time the Expense Support Amount was made to which such Conditional Reimbursement relates.

(d)        The Company’s obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three (3) years following the date which the Expense Support Amount was provided and to which such Conditional Reimbursement relates.

3.3    Conditional Reimbursement Payments. Subject to the conditions set forth in Section 3.2 and the last sentence in Section 3.1, the Company shall make Conditional Reimbursements to the Manager and Sub-Manager equally (50% / 50%). For the avoidance of doubt, the Conditional Reimbursement to the Manager or Sub-Manager, as applicable, shall first be applied to Unreimbursed Expenses Support Amounts attributable to Reimbursable Expenses and then applied to Unreimbursed Expenses Support Amounts attributable to Fees. All Unreimbursed Expense Support Amounts shall remain eligible for reimbursement subject to the conditions set forth in Sections 3.1 and 3.2.

4.     Term and Termination of Agreement; Survival. This Agreement shall have the same Initial Term and Renewal Terms as the Management Agreement or Sub-Management Agreement, as applicable to the Manager or Sub-Manager. Notwithstanding the foregoing, this Agreement may be terminated by the Managers, acting jointly, upon written notice to the Company, except that once effective, the Managers may not terminate their obligations under Section 2, unless any party provides one-hundred and twenty (120) days prior written notice to the other parties. This Agreement shall automatically terminate upon (a) with respect to the Manager, the termination by the Company of the Management Agreement, or with respect to the Sub-Manager, termination by the Company of the Sub-Management Agreement, or (b) the dissolution or liquidation of the Company, provided that Sections 3 (with respect to any Unreimbursed Expense Support Amounts), 4, 5, 6, 10 and 11 survive termination. Notwithstanding any provision to the contrary, if this Agreement terminates automatically pursuant to clause (a) of this Section 4, the Company agrees to make a Conditional Reimbursement to the Manager in an amount equal to the total amount of Unreimbursed Expense Support Amounts. Such repayment shall be made to the Managers under the terms set forth in Section 3.3, and not later than thirty (30) days after such termination of this Agreement.

5.      Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.       Notices.

All notices, requests, claims, demands, and other communications hereunder which relate to this Agreement shall be in writing and shall deemed to be delivered, (i) upon delivery in person, (ii) one (1) day after deposit with Federal Express or similar overnight courier service, (iii) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (iv) one (1) day after sending an e-mail provided such e-mail is followed by deposit with Federal Express or similar overnight courier no later than the following day.

Unless otherwise notified in writing, all notices, request, claims, demands and other communications shall be given to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 6:

To the Company:	CNL Strategic Capital LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attn: General Counsel E-mail: dwolmer@llcp.com; holly.greer@cnl.com

To the Manager:

CNL Strategic Capital Management, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attn: Chief Financial Officer and General Counsel

E-mail: tammy.tipton@cnl.com; holly.greer@cnl.com

To the Sub-Manager:	Levine Leichtman Strategic Capital, LLC 335 North Maple Drive, Suite 130 Beverly Hills, CA 90210 Attn: General Counsel E-mail: dwolmer@llcp.com

7.      Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, provided that the Management Agreements shall remain in full force and effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York (without giving effect to any conflict of laws provisions), and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in the federal or state courts for New York, New York. Each party hereby irrevocably waives its rights to trial by jury in any action or proceeding arising out of this Agreement or the transactions relating to its subject matter.

8.      Amendment. This Agreement shall not be amended, modified, or waived, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees.

9.      Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable by any law or public policy in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law), and, in any event, such illegality, invalidity, or unenforceability shall not affect the remainder this Agreement.

10.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

11.    Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL STRATEGIC CAPITAL, LLC

By:	/s/ Chirag J. Bhavsar
Name:	Chirag J. Bhavsar
Title:	Chief Executive Officer

CNL STRATEGIC CAPITAL MANAGEMENT, LLC

By:	/s/ Chirag J. Bhavsar
Name:	Chirag J. Bhavsar
Title:	Chief Executive Officer

LEVINE LEICHTMAN STRATEGIC CAPITAL, LLC

By:	/s/ David I. Wolmer
Name:	David I. Wolmer
Title:	Authorized Person

Exhibit A

Distribution – shall have the meaning ascribed to such term in Section 2.2 of the Operating Agreement, net of distributions reinvested pursuant to the Company’s Distribution Reinvestment Plan, provided, that Distribution shall not include Special Dividends and Distributions. For purposes of this Agreement, the term “Distribution” shall not include any amount that exceeds a 5% annualized (based on a 365-day year) rate of cash distributions per share, based on a price of $25.00 per share. For the avoidance of doubt, Effective Distributions Per Share shall be calculated based on Distributions excluding any amount that exceeds a 5% annualized (based on a 365-day year) rate of cash distributions per share exclusive of declared Special Dividends and distributions, if any, as described above.

Exhibit B

Examples of Expense Support Amount

(for illustrative purposes only)